Exhibit 10.1

SHARE PURCHASE AGREEMENT

relating to

the purchase of the entire share capital of EDSLAN S.p.A.

EXHIBITS

EXHIBIT 1                             Commercial Agreement

EXHIBIT 2                             Put Option Waiver

EXHIBIT 3                             Rights over Shares Waiver

EXHIBIT 4                            Financial Statements as at 31.12.08 and pro-forma Financial Statements as at 30.09.09

i

THIS AGREEMENT is dated December 24, 2009 and made

AMONG:

(1)                                 MRV COMMUNICATIONS INC., (the “Seller”), a company incorporated under the laws of California, with registered office located at 20415 Nordhoff St. Chatsworth, CA 91311, (United States of America), represented by Mr. Noam Lotan duly empowered in his capacity as Chief Executive Officer;

(2)                                 EDSLAN FINANCE S.r.l., (the “Buyer”), a company incorporated under the laws of Italy, with registered office located at via Vincenzo Monti 16, 20123 Milano (Italy), VAT no. 06815430969, represented by Mr. Sergio Ciambellini duly empowered in his capacity as Chairman of the Board of Directors;

(3)                                 Mr. ELIO BIANCHI, (“Bianchi”), born in Monza (Monza Brianza - Italy) on November 13, 1957, fiscal code no. BNCLEI57S13F704N;

(4)                                 Mr. RODOLFO CASIERI, (“Casieri”), born in Milan (Italy) on January 02, 1959, fiscal code no. CSRRLF59A02F205E;

(5)                                 Ms. CRISTINA CIAMBELLINI, (“CiambelliniC”), born in Rochester, Minnesota (United States of America) on February 21, 1977, fiscal code no. CMBCST77B61Z404T;

(6)                              Mr. SERGIO CIAMBELLINI, (“CiambelliniS”), born in Novi Ligure (Alessandria - Italy), on September 27, 1946, fiscal code no. CMBSRG46P27F965B;

(7)                                 Ms. BARBARA PEDRAZZANI, (“Pedrazzani”), born in Milan (Italy) on January 26, 1964, fiscal code no. PDRBBR64A66F205S.

(Bianchi, Casieri, CiambelliniC, CiambelliniS and Pedrazzani also jointly referred to as the “Investors”)

(The Seller, the Buyer and the Investors also jointly referred to as the “Parties” and, individually, as “Party”)

WHEREAS:

(A)          EDSLAN S.p.A. is a joint stock company duly incorporated under the laws of Italy, with registered office in Milan, via Vincenzo Monti no. 16, with share capital amounting to Euro 2,000,000, fully paid in, VAT no. 09241360156, (“EDSLAN”);

(B)          The Seller owns 1,800,000 shares in EDSLAN, 1,000,000 of which are preferred shares and 800,000 are ordinary shares, representing in aggregate 90% of the share capital of such company (the “Sale Shares”);

(C)          The Investors are the sole members of the Board of Directors of EDSLAN;

(D)          CiambelliniC owns 66,800 ordinary shares in EDSLAN and Pedrazzani owns 133,200 ordinary shares in EDSLAN, representing in aggregate the remaining 10% of the share capital of EDSLAN (the “Minority Shares”);

(E)          CiambelliniC exercised a put option to sell her shares in EDSLAN to the Seller at a price per share of USD 13.74 as per the put option agreement dated February 6, 2002, as amended, (the “Put Option”);

(F)           Bianchi, Casieri, CiambelliniC and Pedrazzani own 100% of the corporate capital of the Buyer;

(G)          The Buyer is interested in purchasing the Sale Shares from the Seller;

(H)          The Seller is interested in selling the Sale Shares to the Buyer;

(I)           The Parties therefore intend to enter into this Agreement in order to specify their mutual obligations with respect to the sale and purchase of the Sale Shares.

THE PARTIES AGREE THAT:

1.             Definitions

1.1          In this Agreement, unless the context requires otherwise and in addition to other definitions provided in the above recitals or in the body of the Agreement, the below expressions shall have the following meanings:

“Agreement” means this share purchase agreement, including its Recitals and Exhibits, which form an integral and substantial part of it;

“Business Day” means any day in which the banks are open for general business in Milan, Italy;

“Closing” means the completion of the sale and purchase of the Sale Shares hereunder and, in general, any and all of the operations indicated in section 5;

“Closing Date” means January 7, 2010 or any other Business Day agreed upon by the Parties for the purpose of the Closing;

“Commercial Agreement” means the distribution agreement to be entered into by EDSLAN and the Seller in a form compliant with the draft attached hereto as Exhibit 1;

“Distributable Reserves” means the amount of at least Euro 3,840,000.00 which EDSLAN Shareholders’ Meeting will resolve to distribute at Closing among the shareholders of EDSLAN as per section 3.1(B);

“Encumbrance” means any mortgage, lien, pledge, charge, hypothecation or other security interest (or an agreement or commitment to create any of them), legal proceeding (such as seizure), rights in-rem and other third party rights, including without limitation, option rights, pre-emption rights, rights of first refusal or veto rights, or other restriction or limitation of any kind whatsoever;

“Minority Shares Price” means the price of Euro 666,000.00 to be paid by EDSLAN for the purchase of the Minority Shares;

“Notary” means the notary public Dr. Angelo Busani of Milan, with office in Via Cordusio 2, Milan, Italy, or any other notary public in Milan chosen in concert by the Parties;

“Pre-Closing Activities” means the activities to be carried out before the Closing as described in section 3;

“Purchase Price” means the amount of Euro 6,000,000 to be paid by the Buyer to the Seller for the purchase of the Sale Shares;

“Signing Date” means the most recent date among the dates on which this Agreement is signed by each of the Parties.

1.2          In this Agreement, unless the context otherwise requires:

(A)          Words denoting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting any person shall include any individual, corporation, partnership company, joint venture or other entity or organization, or government or any political subdivision or agency thereof;

(B)          In calculating the number of days before, within or after which an action has to be performed or a fact has to occur, the day which coincides with the starting date in the calculation of such time period will have to be excluded. Should the last day of such period be not a Business Day, the relevant period shall expire on the following Business Day. Save where otherwise indicated, any time period measured in months shall be calculated according to Article 2963, paragraphs 4 and 5, of the Italian Civil Code;

(C)          References to a law, a regulation or a contract is made (save where otherwise indicated) to such law, regulation or contract as amended from time to time.

2.             Purchase of Sale Shares and consideration

2.1          Subject to the terms and the conditions set forth in this Agreement and upon fulfilment of all the Pre-Closing Activities and the Closing activities, on Closing Date the Seller shall sell and transfer the ownership of the Sale Shares, free and clear of all Encumbrances, to the Buyer, and the Buyer shall purchase and accept the ownership of the Sale Shares, free and clear of all Encumbrances.

2.2          As a consideration for the sale of the Sale Shares, on Closing Date the Buyer

(A)          Shall procure CiambelliniC, who agrees to waive, to waive the Put Option vis-à-vis the Seller; and

(B)          Shall pay the Purchase Price to the Seller in immediately available funds.

2.3          Without prejudice to the obligation to procure the waiver of the Put Option on Closing Date, the Parties agree that the exercise period of the Put Option is extended until January 31, 2010.

3.             Pre-Closing Activities

3.1          Prior to the Closing, the Parties shall carry out the following activities:

(A)          Procure that the Shareholders’ Meeting and the Board of Directors’ meeting of EDSLAN resolve in favour of the purchase of the full title over the Minority Shares free and clear of Encumbrances on Closing Date against the Minority Shares Price and the simultaneous creation of a non disposable reserve for an amount corresponding to said Minority Shares Price, in compliance with Article 2357-ter, Para III, of the Italian Civil Code;

(B)          Procure that the Board of Directors’ and the Shareholders’ Meeting of EDSLAN resolve in favour of the extraordinary distribution of the Distributable Reserves on Closing Date, provided that on Closing Date the Seller (a) shall waive its rights deriving from the preferred shares as per EDSLAN’s deed of incorporation and (b) if necessary, shall further agree to waive portion of its share of Distributable Reserves so that on Closing Date (i) the Seller shall receive the net amount of Euro 2,000,000.00 (instead of the gross amount of Euro 3,456,000.00), (ii) CiambelliniC shall receive the gross amount of Euro 128,256.00 and (iii) Pedrazzani shall receive the gross amount of Euro 255,744.00. For such purpose, the Investors shall procure that EDSLAN timely provides the necessary financing in order to perform the distribution of the Distributable Reserves on Closing Date, also in order for the Seller to receive in any case on Closing Date - subject to the waivers indicated in the above letters (a) and (b) - the net amount of Euro 2,000,000.00  as per section 12.5 below;

(C)          If required or applicable, promptly file, or cause to be promptly filed, with any Italian, EU or other foreign agency, authority and/or financial institution, or any state or local governmental body and/or agency and/or authority, all such other notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby. The Buyer and the Investors shall jointly and severally guarantee, defend, indemnify and hold the Seller and/or its directors harmless from any damage, loss, liability or other consequence which may arise in connection with any antitrust filing which may be required by any law or otherwise with respect to the transactions contemplated hereunder.

4.             Interim management

4.1          From the Signing Date up to the Closing Date, the Investors shall carry out no actions of extraordinary management with respect to EDSLAN and shall manage EDSLAN in such manner to preserve the value of EDSLAN itself.

4.2          In particular, the Investors shall timely and accurately perform any obligation they have toward EDSLAN as directors or in any other capacity.

5.             Closing

5.1          Subject to the terms and conditions of this Agreement, at Closing the Parties shall perform the following actions in the order set out below:

(A)          The Buyer shall deliver to the Seller a copy of the powers of the Buyer’s legal representative;

(B)          The Seller shall deliver to the Buyer a copy of the powers of the Seller’s legal representative;

(C)          The Investors shall procure that EDSLAN distributes the Distributable Reserves in cash so that (i) the Seller shall receive the net amount of Euro 2,000,000.00, (ii) CiambelliniC shall receive the gross amount of Euro 128,256.00 and (iii) Pedrazzani shall receive the gross amount of Euro 255,744.00.

(D)          CiambelliniC shall waive any and all rights toward the Seller originating from the Put Option by delivering a waiver to the Seller in the form set out in Exhibit 2;

(E)           CiambelliniC and Pedrazzani shall duly transfer, by endorsement (“girata”) or otherwise, the Minority Shares to EDSLAN against the simultaneous payment of the Minority Shares Price and shall provide to EDSLAN, with copy to the Seller, a receipt of the payment of such Minority Shares Price;

(F)           The Investors shall procure that EDSLAN enters into the Commercial Agreement with the Seller and simultaneously delivers to the Seller the guarantee contract provided for by section 23 of such Commercial Agreement;

(G)          The Seller shall duly transfer, by endorsement (“girata”) or otherwise, the Sale Shares to the Buyer against the simultaneous payment of the Purchase Price and shall provide to the Buyer a receipt of the payment of such Purchase Price.

(H)          The Seller shall deliver to EDSLAN, in person of the Chairman of the Board of Directors, its waivers concerning the Distributable Reserves as per section 3.1(B), letters (a) and (b).

5.2          As a result of the full completion of the Closing activities listed in section 5.1, the Buyer shall own 90% of EDSLAN’s issued and outstanding share capital while the remaining 10% shall be owned by EDSLAN itself.

5.3          The Closing shall take place on Closing Date before the Notary at his office in Milan (Italy), Via Cordusio, no. 2, at 9.00 AM, Italian time, or at any other time or place otherwise agreed upon by the Parties.

5.4          With respect to the Closing, the Parties hereby severally waive respectively any first refusal or pre-emption right or any other right connected with the transfer or issuance of the Sale Shares and the Minority Shares, as they may derive by the EDSLAN’s by-laws, by other contracts other than the Put Option or by the Italian law, as well as any right they may enjoy under any shareholders’ agreement by which they can prevent EDSLAN from distributing any dividend or reserves and in such respect undertake to deliver a waiver statement in the form set out in Exhibit 3.

5.5          The Parties acknowledge that all of the actions, executions, productions, remittances and deliveries under this section 5.1 provided to be taken and made at Closing shall be considered as taking place simultaneously (regardless of their time sequence), meaning that no action, execution, production, remittance and delivery shall be effective unless all other actions, executions, productions, remittances and deliveries shall be fully and regularly performed. The Seller reserves the right to waive the content of this section 5.5 with respect to any action performed in its favour.

5.6          The Seller reserves the right to immediately terminate this Agreement under section 1456 of the Italian Civil Code by notifying the Buyer and the Investors in writing in case:

(A)          any of the Pre-Closing Activities whose fulfilment depends on the actions of the Investors in their capacity of members of EDSLAN’s Board of Directors is not timely completed in order to perform the Closing on Closing Date;

(B)          any of the Investors or the Buyer is not capable - for any reason whatsoever - to duly and timely perform any of the Closing activities under section 5.1 above within the end of the Closing Date.

In case Seller exercises the termination clause under this section 5.6 the Parties shall be under the obligation to immediately undo and/or revoke any resolution, payment or any other transaction or action contemplated herein in order to confer retroactive effect to such termination. The Seller reserves the right to waive the content of this section 5.6 with respect to any action performed in its favour.

5.7          The Seller reserves the right to immediately withdraw from this Agreement with immediate effect by notifying the Buyer and the Investors in writing in case the activities under section 5.1(C) and section 5.1(F) are not duly performed by EDSLAN at Closing.

6.             Payments

6.1          All payments due to CiambelliniC and Pedrazzani hereunder shall be made by wire transfer in immediately available funds on the bank accounts to be communicated by the Common Representative, as defined below, to the relevant Party at least 5 Business Days before the date in which the payment shall be due.

6.2          All payments due to the Seller hereunder shall be made by wire transfer in immediately available funds on the bank account with the IBAN code no. XXXX held by the law firm Simmons & Simmons at Banca Intesa Sanpaolo, who will act as agent (“mandatario”) on behalf of the Seller.

6.3          The Investors and the Buyer undertake to set up in advance all the wire transfers contemplated hereunder and arrange the coordination with the relevant banks so that all payments due hereunder shall be ordered simultaneously with the relevant transactions at Closing and in any case completed within the end of the Closing Date.

7.             Representations and warranties of the Seller

7.1          The Seller hereby represents and warrants to the Buyer that as at the Signing Date as well as at Closing Date:

(A)          The Seller has full power and authority to execute and deliver this Agreement and any other document or instrument delivered in connection herewith and to consummate the transactions contemplated hereby and thereby;

(B)          The Sale Shares are legally and validly issued, fully paid in and are free and clear of all Encumbrances and no rights have been granted or commitment given which would encumber the Sale Shares;

(C)          This Agreement and the other documents to be delivered by Seller pursuant to this Agreement have been duly executed and delivered (or, in the case of any such documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of any such documents to be executed and delivered at Closing, when executed and delivered will constitute) the valid and legally binding obligation of the Seller, enforceable against it in accordance with the terms and conditions hereunder.

7.2          The above representations and warranties are in lieu of any other representations or warranties provided by any applicable law or otherwise.

8.             Representations and warranties of the Buyer and the Investors

8.1          The Buyer and the Investors hereby represent and warrant to the Seller that as at the Signing Date as well as at Closing Date:

(A)          The Buyer has full power and authority to execute and deliver this Agreement and any other document or instrument delivered in connection herewith and to consummate the transactions contemplated herein;

(B)          This Agreement and any other document or instrument delivered by the Buyer and the Investors in connection herewith have been duly executed and delivered (or, in the case of any such documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitutes (or, in the case of any such documents to be executed and delivered at Closing, when executed and delivered will constitute) a legally valid and binding obligation for the Buyer and the Investors enforceable against them in accordance with the terms and conditions hereunder, and the entry into this Agreement or the performance by the Buyer and the Investors of their obligations hereunder does not conflict with the Buyer constitutive documents and any agreement to which the Buyer or the Investors are bound;

(C)          The Buyer is duly formed, organized and validly existing under the laws of Italy and has full corporate power and all necessary licenses, permits and authorizations to carry on its business as currently conducted and to own, lease and operate the assets and properties used in connection therewith;

(D)          The Buyer is in good standing under the laws of Italy and it has not defaulted in respect of any filing of any corporate report or declaration required by any law and rule;

(E)           The Buyer has never been subject to any insolvency or bankruptcy process whatsoever and no such appointment or process is pending or threatened. The Buyer has not been and/or is not insolvent;

(F)           The Buyer has adequate financial capability and resources to duly and timely perform all its obligations and, in particular, all its obligations under this Agreement, including, but not limited to, the payment of the Purchase Price;

(G)          The Buyer and the Investors have a deep knowledge of EDSLAN and they are in possession of all the information they consider necessary or appropriate to evaluate whether to enter in the Agreement, even in consideration of the circumstance referred to in the Recital (C);

(H)          EDSLAN is not in breach of any of its contractual obligations toward any subject, nor is it in breach of any applicable law and regulation;

(I)            The financial statements of EDSLAN as at 31.12.2008 as well as the pro-forma balance sheet as at 30.09.09, hereby attached as Exhibit 4, are true and accurate in all respect;

(J)            EDSLAN is not insolvent nor will it become insolvent as a result of the execution or the performance of this Agreement and of the Commercial Agreement.

9.             Post Closing obligations

9.1           The Buyer and the Investors shall procure that EDSLAN provides the normal reporting package concerning the transaction within 10 Business Days after the Closing Date.

9.2           The Buyer and the Investors undertake to procure that the financial statements of EDSLAN concerning the financial year 2009 shall be:

(A)          Drafted in accordance with the accounting principles consistently applied by EDSLAN in drafting its financial statements 2008;

(B)           Timely approved by the Board of Directors of EDSLAN;

(C)           Audited by Ernst & Young or any other of the big four accounting firms. The Buyer and the Investors shall use their best efforts to procure such auditing within 15 Business Days from the Closing Date.

9.3           The Parties acknowledge that EDSLAN shall pay the invoice no. 11248 which has already been issued by Ernst & Young on November 9, 2009 for the final audit cost for the amount of Euro 10,000 and the Seller shall pay the relevant balance for the amount of Euro 17,400.

10.           IP rights

10.1         Without prejudice to the provisions in matter of intellectual property rights contained in the Commercial Agreement, the Buyer and the Investors acknowledge and accept that upon Closing the Seller shall revoke any license or right of use, whether explicit or de facto, which EDSLAN or any controlled company may be entitled to or however exercise on any intellectual property right of the Seller (including, inter alia, all trademarks, both registered or not, patents and know how and, notably, the “MRV” trademark) and they undertake to procure EDSLAN and any controlled company to deliver any suitable waiver and/or discharge statement which the Seller may request at any time.

11.           Lock-up covenants

11.1         In consideration of the Seller agreeing to enter into the Commercial Agreement, upon completion of the purchase of the Sale Shares and for a period of 3 years from the Closing Date:

(A)          The Buyer and the Investors, to the extent legally permitted, shall:

(1)        Procure that EDSLAN shall abstain from disposing of its business activity (“azienda”) or any line thereof;

(2)        Procure that EDSLAN shall abstain from resolving in favour of the voluntary liquidation of the company.

(B)           The Investors, to the extent allowed by the applicable law, shall abstain from disposing of any participation held directly or indirectly in EDSLAN and shall prevent Buyer and EDSLAN from becoming insolvent, provided that, in case the Buyer, or EDSLAN becomes insolvent and for such reason the Seller is obliged by law to return the Purchase Price to the Buyer or to any another entity, the Investors will be under the obligation pay the Seller an amount equal to the Purchase Price as damages compensation.

12.           Miscellaneous

12.1         This Agreement shall be binding upon and inure to the benefit of the Parties hereto and cannot be assigned to any third parties without the prior written consent of the other Parties.

12.2         This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

12.3         This Agreement constitutes the entire contract among the Parties in relation to its object and supersedes all prior agreements, understandings or arrangements (of every nature and both oral or written) relating to the shares of EDSLAN or any rights thereon.

12.4         The Buyer and each of the Investors shall be jointly and severally liable vìs—a-vìs the Seller for any obligation originating from or connected with this Agreement.

12.5         The Parties agree that the net amount of Euro 2,000,000.00 indicated under section 3.1(B)(i) above shall be intended as the final net amount of Distributable Reserves to be received by the Seller hereunder (provided that the waivers under section 5.1(H) are granted). Therefore, if a withholding tax is required by law to be made by EDSLAN on the distribution of reserves to the Seller hereunder, the amount of such Distributable Reserves to be paid to the Seller shall be increased to an amount which, after making any withholding tax, leaves an amount equal to the payment which would have been due if no withholding tax had been made.  The Investors and the Buyer shall procure that the payment of any relevant withholding tax concerning such distribution of Distributable Reserves to the Seller shall remain the exclusive obligation of EDSLAN and therefore they shall procure that EDSLAN regularly and timely performs the relevant tax payments and they shall further guarantee, indemnify, defend and hold the Seller harmless from any tax liability, which may arise in connection with the distribution of the Distributable Reserves to the Seller hereunder.

12.6         Each of the Parties will bear its own fees and expenses, including but not limited to legal fees and expenses, incurred in connection with the negotiations, preparation and execution of this Agreement and all and each actions contemplated herein, while (i) all the taxes and notary fees and expenses related to the transactions contemplated hereunder and (ii) all the costs which cannot be specifically referred to a Party, will be jointly borne by the Buyer and the Investors.

12.7         The Buyer and the Investors will jointly and severally indemnify and hold the Seller harmless from each and all requests for damages and/or indemnifications that any subject which is not party to this Agreement may claim toward the Seller in relation to this Agreement and to the activities and transactions referred herein, notably those referred to in section 5.

12.8         The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of any right hereunder, nor shall it deprive that Party of the right thereafter to insist upon the strict adherence to that term or any other terms of this Agreement.

12.9         The Seller did not provide in the past nor is providing by this Agreement or by any of the activities and transactions referred herein, any representation and warranty toward any third party concerning the obligations of EDSLAN, of the Investors and of the Buyer toward any third party.

12.10       A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and only for the purpose for which it is given.

12.11       The invalidity for any reason or the unenforceability of any provisions (or part thereof) of this Agreement shall not affect the validity, legality or enforceability of any other provisions of this Agreement (or part thereof), it being agreed and understood by the Parties that if any provision (or part thereof) is or at any time becomes to any extent invalid, illegal or unenforceable, the Parties shall negotiate to any possible legal extent and in good faith such replacement provisions or such changes to this Agreement as may be necessary to implement the transactions contemplated herein in the manner originally agreed.

13.           Confidentiality

13.1         Each Party and any other person acting on its behalf shall keep this Agreement in strict confidence and shall not, subject to applicable law, regulation or order, including financial reporting requirements, and/or stock market rules and regulations: (i) issue any public statement and press release or (ii) divulge to any subject who is not a Party any information concerning the object of this Agreement without the prior written approval of the other Parties for a period from the Signing Date up to the first anniversary of Closing.

14.           Common Representative and notices

14.1         In order to facilitate communications among the Parties, the Investors hereby appoint Mr. Elio Bianchi as their common representative (“Common Representative”), until and unless a new Common Representative shall be appointed by the Investors with 30 days’ prior written notice to the Seller, in connection with any communication, notice, or advice coming from or directed to one or more of the Investors pursuant to this Agreement.

14.2        Unless otherwise provided for in any other provision of this Agreement or subsequently agreed in writing by the Parties, any notice, communication or other document required or permitted to be given under this Agreement shall be made in writing and in English and shall be deemed to have been duly and validly given: (i) in the case of notice sent by registered, certified or express mail or international courier, upon receipt of same, (ii) in the case of notice sent by telefax upon acknowledgement of successful and complete transmission by the fax machine, to the following addresses (unless a Party otherwise designates in writing a different notice address):

(A)          If to the Seller, to:

MRV Communications Inc.

20415 Nordhoff St.

Chatsworth, CA  91311

United States of America

Fax: +1 818-773-0906

Attention of: Mr. Noam Lotan  - Chief Executive Officer

(B)           If to the Buyer, to:

EDSLAN FINANCE S.r.l.

Via Vincenzo Monti 16

20123 Milan (Italy)

Fax: + 39 039 6999871

Attention of: Chairman of the Board of Directors

(C)           If to the Investors, to:

The Common Representative

c/o EDSLAN S.p.A.

Via D. Chiesa, 20

20059 Vimercate (MB - Italy)

Fax: + 39 039 6999871

15.           Governing law and jurisdiction

15.1         This Agreement is governed by Italian Law without reference to its conflict of law rules and is subject to the exclusive jurisdiction of the competent court in Milan, Italy.

IN WITNESS whereof this Agreement has been executed by the following persons:

SIGNED BY	Noam Lotan
for and on behalf of	MRV COMMUNICATIONS INC.

/s/ Noam Lotan	December 24, 2009
Name: Noam Lotan	Date
Title: Chief Executive Officer

SIGNED BY	Sergio Ciambellini
for and on behalf of	EDSLAN FINANCE S.r.l.

/s/ Sergio Ciambellini	December 24, 2009
Name: Sergio Ciambellini	Date
Title: Chairman of the Board of Directors

SIGNED BY	ELIO BIANCHI

/s/ Elio Bianchi	December 24, 2009
Signature	Date

SIGNED BY	RODOLFO CASIERI

/s/ Rodolfo Casieri	December 24, 2009
Signature	Date

SIGNED BY	CRISTINA CIAMBELLINI

/s/ Cristina Ciambellini	December 24, 2009
Signature	Date

SIGNED BY	SERGIO CIAMBELLINI

/s/ Sergio Ciambellini	December 24, 2009
Signature	Date

SIGNED BY	BARBARA PEDRAZZANI

/s/ Barbara Pedrazzani	December 24, 2009
Signature	Date